Exhibit 99.1

PRESS RELEASE


                  PIONEER TO ACQUIRE HEALTH INSURANCE BUSINESS
                            FROM WASHINGTON NATIONAL


SCHAUMBURG, IL, JUNE 4, 1996----Pioneer Financial Services, Inc. (NYSE:PFS), a national health and life insurer, has announced an agreement to purchase all of the individual and small group health insurance business of Washington National Insurance Company (WNIC) from Washington National Corporation (NYSE:WNT). This block of business presently generates approximately $200 million in annualized premium revenue from policyholders nationwide. WNIC is headquartered in Illinois and has administrative facilities in Lincolnshire and Evanston, Illinois, and Whitewater, Wisconsin.

"The synergistic acquisition of WNIC's health insurance business, which is very similar our Group Medical Division, is consistent with our strategy to acquire businesses that enhance profitability of our company and can be efficiently integrated into PFS' existing product lines," said Peter W. Nauert, chairman of PFS.

PFS' Group Medical Division generated approximately $400 million in premium revenue in 1995. This acquisition allows PFS to substantially increase its medical business and increase profits through administrative consolidations (which provide greater cost efficiencies) and through the implementation of managed care programs administered through PFS' managed care subsidiaries. The estimated 250,000 additional insureds also represent excellent prospects for PFS' cross-selling strategy for additional insurance products.

The acquisition, which is structured as a reinsurance transaction, is subject to regulatory approval and is expected to close in early August. Management believes that the transaction should begin to contribute to PFS financial results by the fourth quarter of 1996, with full effects reflected in 1997. WNIC policyholder benefits will be honored by PFS' insurance subsidiaries.

PFS plans to continue to work with WNIC's health insurance distribution system of approximately 30,000 agents throughout the nation, offering insurance products similar to WNIC's current product lines. PFS expects to broaden the product lines available to this sales force, adding managed care individual and small group medical products, EPO (exclusive provide organization) type plans, consumer-oriented term life insurance products and senior age products including long term and home health care policies.

PFS underwrites and markets health insurance, life insurance and annuities and provides medical utilization management services throughout the United States. The company's primary markets for insurance are individuals age 65 and older, small business owners, self-employed individuals and middle income families.

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